Exhibit 99.1

LightPath Technologies Announces Management

Re-Organization and New VP Operations

(July, 19 2006) Orlando, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies, is pleased to announce the re-organization of its executive staff and the appointment of Jim Gaynor as its new Corporate Vice President Operations. In this new role Mr. Gaynor will be responsible for engineering and global manufacturing, with direct manufacturing responsibility in Orlando and dotted line reporting from our Shanghai manufacturing team and our development team.

“We are pleased to announce that Jim Gaynor will be joining us as the Corporate Vice President of Operations,” said Ken Brizel, LightPath President and CEO. “Jim is a mechanical engineer with 25 year’s business and manufacturing experience in volume component manufacturing in electronics and optics industries. Prior to joining LightPath Mr. Gaynor has held various executive positions in operations at Puradyn, JDSU, Spectrum Control, Rockwell and Corning. Jim will be joining LightPath July 24th, 2006. We are excited that Jim is joining our team and we look forward to his support in our business.”

“LightPath is now a global manufacturing organization and to further accelerate the introduction of new products we are making the following changes in management responsibilities to facilitate faster growth. The growth of sales for LightPath and leadership of the sales team can be credited to the hard work by Mr. James Magos. We look to him to spot worldwide opportunities. He will now take on the role of Corporate Vice President of Sales and Marketing. Global marketing and sales responsibility will now report to Mr. Magos. The introduction of a facility in Shanghai has gone smoothly and efficiently thanks to efforts of Dr. Zhouling (Joe) Wu. Dr. Wu has overseen all aspects of establishing the Shanghai location and will now take on the role of Corporate Vice President LightPath and President of our China Operations,” explained Ken Brizel, LightPath President and CEO. “We are expecting Dr. Wu to significantly expand our customer relationships and sales in China. Mr. Gaynor, working closing with both Dr. Wu and Mr. Magos will coordinate the development of engineering designs within LightPath. Finally, Dorothy Cipolla will become Corporate Vice President and Chief Financial Officer with her same responsibilities.”

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Dorothy Cipolla, CFO & Corporate Vice President
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.